              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                        (Amendment No. 14)

                   NATIONAL R.V. HOLDINGS, INC.
                       (Name of Issuer)

                  Common Stock par value $0.01
                 (Title of Class of Securities)

                            637277104
                         (CUSIP Number)

                      Stephen M. Davis, Esq.
                       Werbel & Carnelutti
                   A Professional Corporation

     711 Fifth Avenue, New York, New York 10022, (212) 832-8300
      (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                         July 27, 1998
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13-d-
1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                         Page 1 of 30 Pages

                         SCHEDULE 13D

-------------------                          ------------------
CUSIP No. 637277104                          Page 2 of 30 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Gary N. Siegler
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
----------------------------------------------------------------
3  SEC USE ONLY
----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
7  SOLE VOTING POWER
     703,314 (Includes 628,544 options)
----------------------------------------------------------------
8  SHARED VOTING POWER
     749,524
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     703,314 (Includes 628,544 options)
----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     749,524
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,452,838 (Includes 628,544 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 3 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Peter M. Collery
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
      162,000 (includes 123,750 underlying options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
      679,467
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
      162,000 (includes 123,750 underlying options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
      679,467
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      841,467 (includes 123,750 underlying options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     8.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 4 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Arena-NRV Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [x]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     86,112
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     86,112
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     86,112
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 5 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     213,269
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     213,269
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     213,269
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 6 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
----------------------------------------------------------------
8  SHARED VOTING POWER
     106,870
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     106,870
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     106,870
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 7 of 30 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     213,269
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     213,269
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     213,269
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 8 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Siegler, Collery & Co.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     155,341
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     155,341
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     155,341
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 9 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Siegler, Collery & Co. Employees' Savings and Profit Sharing
     Plan
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     15,000
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     15,000
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,000
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     EP
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 10 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     R.V. Dolphin Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     87,025
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     87,025
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     87,025
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 11 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Dolphin Partners II, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     15,850
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     15,850
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,850
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                              SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 12 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Insight Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     145,156
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     145,156
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     145,156
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 13 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Motorhome Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     10,185
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     10,185
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,185
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 14 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC-BVI Partners
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     106,870
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     106,870
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     106,870
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 15 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     106,870
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     106,870
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     106,870
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 16 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental, LLC
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     213,269
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     213,269
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     213,269
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 17 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     The Gary N. Siegler Foundation
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     70,057
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     70,057
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     70,057
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 18 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC-Dolphin, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     102,876
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     102,876
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     102,876
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 19 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Arena Capital Corp.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     86,112
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     86,112
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     86,112
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 20 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Neil H. Koffler
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     84,006 (Includes 78,458 options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
     320,139
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     84,006 (Includes 78,458 options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     320,139
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     404,145 (Includes 78,458 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 6372771104                         Page 21 of 30 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Curtis G. Macnguyen
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3    SEC USE ONLY
-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     11,250 (constitutes 11,250 shares underlying options.)
-----------------------------------------------------------------
8    SHARED VOTING POWER
     320,139
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     11,250  (constitutes 11,250 shares underlying options.)
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     320,139
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 331,389 (constitutes 11,250 shares underlying options.)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.3%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
================================================================

                                             Page 22 of 30 Pages


                         AMENDMENT NO. 14
                              TO THE
                           SCHEDULE 13D


          This statement constitutes Amendment No. 14 to the
Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of National R.V. Holdings, Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), Siegler, Collery & Co ("SCC"), Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan ("Employee Plan"), R.V. Dolphin Partners, L.P. ("R.V.-Dolphin"), Dolphin Partners II, L.P. ("Dolphin II"), Insight Investors, L.P. ("Insight"), Arena-NRV Investors, L.P. ("Arena"), Motorhome Partners, L.P. ("Motorhome"), The Gary N. Siegler Foundation ("Foundation"), Arena Capital Corp. ("Capital"), SC-Dolphin, Inc. ("Dolphin"), SC Fundamental, LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners, Neil H. Koffler ("Koffler") and Curtis
G. Macnguyen ("Macnguyen") (collectively, the "Reporting
Persons").

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on July 29, 1998, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon 9,968,812 Shares that were reported to be outstanding by the Issuer as of June 30, 1998 after giving effect to a 3-for-2 stock split dividend paid on July 24, 1998).

                                             Page 23 of 30 Pages

=================================================================
                                       Shares of
    Name                              Common Stock     Percentage
-----------------------------------------------------------------
SC Fundamental Inc.                      213,269*         2.1%
-----------------------------------------------------------------
The SC Fundamental Value Fund, L.P.      213,269*         2.1%
-----------------------------------------------------------------
SC Fundamental Value BVI, Inc.           106,870*         1.1%
-----------------------------------------------------------------
Gary N. Siegler (1)                    1,452,838*        13.7%
-----------------------------------------------------------------
Peter M. Collery (2)                     841,467*         8.3%
-----------------------------------------------------------------
Arena-NRV Investors, L.P.                 86,112*         0.9%
-----------------------------------------------------------------
Arena Capital Corp.                       86,112*         0.9%
-----------------------------------------------------------------
Dolphin Partners II, L.P.                 15,850*         0.2%
-----------------------------------------------------------------
Motorhome Partners, L.P.                  10,185*         0.1%
-----------------------------------------------------------------
Insight Investors, L.P.                  145,156*         1.5%
-----------------------------------------------------------------
R.V. Dolphin Partners, L.P.               87,025*         0.9%
-----------------------------------------------------------------
Siegler, Collery & Co.                   155,341          1.6%
-----------------------------------------------------------------
Siegler, Collery & Co. Employee's
Savings and Profit Sharing Plan           15,000*         0.2%
-----------------------------------------------------------------
SC-BVI Partners                          106,870*         1.1%
-----------------------------------------------------------------
SC Fundamental Value BVI, Ltd.           106,870*         1.1%
-----------------------------------------------------------------
SC Fundamental, LLC                      213,269*         2.1%
-----------------------------------------------------------------
The Gary N. Siegler Foundation            70,057*         0.7%
-----------------------------------------------------------------
SC-Dolphin, Inc.                         102,876*         1.0%
-----------------------------------------------------------------
Neil H. Koffler(3)                       404,145*         4.0%
-----------------------------------------------------------------
Curtis G. Macnguyen(4)                   331,389*         3.3%
=================================================================

------------

*    Shares reflect a 3-for-2 stock split.

                                             Page 24 of 30 Pages
---------------------
(1)  Includes 628,544 shares underlying options.
(2)  Includes 123,750 shares underlying options.
(3)  Includes  78,458 shares underlying options.
(4)  Includes  11,250 shares underlying options.

          (b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their execution of a binding term sheet relating to the restructuring of the ownership of the entities which control BVI Fund, may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercises such power), BVI Fund and SC-BVI Partners have been added as Reporting Persons.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Dolphin, the general partner of R.V.-Dolphin and Dolphin II, may be deemed to share with Dolphin, R.V.-Dolphin and Dolphin II the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of R.V.- Dolphin and Dolphin II is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Capital, the general partner of Arena, may be deemed to share with Capital and Arena the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Arena is the direct beneficial owner.

                                             Page 25 of 30 Pages

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SCC, the general partner of each of Motorhome and Insight, may be deemed to share with SCC, Motorhome and Insight the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SCC, Motorhome and Insight is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as trustees of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

               Siegler, by virtue of his status as the sole director and officer of Foundation, may be deemed to share with Foundation the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Foundation is the direct beneficial owner.

               Siegler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 703,314 shares of Common Stock of which he is the direct beneficial owner.
               Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 162,000 shares of Common Stock of which he is the direct beneficial owner.
               Koffler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 84,006 shares of Common Stock of which he is the direct beneficial owner.

               Macnguyen has the sole power to vote or direct the vote and to dispose or to direct the disposition of 11,250 shares of Common Stock of which he is the direct beneficial owner.

          (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) since the filing of Amendment No. 13 on Schedule 13D on May 14, 1998. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the Nasdaq National Market.

                                             Page 26 of 30 Pages

=================================================================
                              BVI, Inc.
Trade     Price Per           on behalf
Date      Share ($)    Fund   of BVI, Ltd.   Siegler   Koffler
-----------------------------------------------------------------
07/22/98    46.883     1,333       667        1,667       333
-----------------------------------------------------------------
07/22/98    46.313       666       334          833       167
-----------------------------------------------------------------
07/24/98    41.481    15,322     7,678       19,167     3,833
-----------------------------------------------------------------
07/27/98    27.087     5,063     2,537        6,334     1,266
-----------------------------------------------------------------
07/27/98    28.000       666       334          833       167
-----------------------------------------------------------------
07/28/98    27.419     4,264     2,136        5,333     1,067
-----------------------------------------------------------------
07/29/98    28.7889   50,632    25,370       63,331    12,667
=================================================================

          On May 29, 1998, at the Company's Annual Meeting of Stockholders, the Company's stockholders approved the Company's 1997 Stock Option Plan. As a result of such approval, options previously granted by the Company under the 1997 Stock Option Plan became exercisable. Included in such options were options granted to Gary N. Siegler and Neil H. Koffler to purchase 281,250 shares and 18,750 shares of Common Stock, respectively, at an exercise price of $10.083 per share. Such number of shares and such exercise price gives effect to the 3-for-2 stock dividend paid on July 24, 1998.

          The Board of Directors of the Issuer declared a 3-for-2 stock dividend which was paid to the holders of the Issuer's
Common Stock as of July 10, 1998.  The dividend was paid on July
24, 1998.

          On July 22, 1998, Gary N. Siegler elected to exercise options for 25,000 shares of the Issuer's Common Stock at an exercise price of $4.00 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Stock Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 2,019 shares of the Issuer's Common Stock owned by him.

          On July 22, 1998, Neil H. Koffler elected to exercise options for 5,000 shares of the Issuer's Common Stock at an exercise price of $4.00 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1993 Stock Option Plan. Mr. Koffler elected to pay the exercise price for such shares with 404 shares of the Issuer's Common Stock owned by him.

                                             Page 27 of 30 Pages


          On July 27, 1998, Gary N. Siegler elected to exercise options for 3,750 shares of the Issuer's Common Stock at an exercise price of $2.667 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Stock Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 366 shares of the Issuer's Common Stock owned by him.

          On July 27, 1998, Neil H. Koffler elected to exercise options for 750 shares of the Issuer's Common Stock at an exercise price of $2.667 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1993 Stock Option Plan. Mr. Koffler elected to pay the exercise price for such shares with 74 shares of the Issuer's Common Stock owned by him.

          On July 28, 1998, Gary N. Siegler elected to exercise options for 3,750 shares of the Issuer's Common Stock at an exercise price of $2.667 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Stock Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 362 shares of the Issuer's Common Stock owned by him.

          On July 28, 1998, Neil H. Koffler elected to exercise options for 750 shares of the Issuer's Common Stock at an exercise price of $2.667 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1993 Stock Option Plan. Mr. Koffler elected to pay the exercise price for such shares with 73 shares of the Issuer's Common Stock owned by him.

          On July 29, 1998, Gary N. Siegler elected to exercise options for 78,331 shares of the Issuer's Common Stock at exercise prices of $2.667 and $3.333 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Stock Option Plan and certain non-plan options. Mr. Siegler elected to pay the exercise prices for such shares with 7,843 shares of the Issuer's Common Stock owned by him.

          On July 29, 1998, Neil H. Koffler elected to exercise options for 15,667 shares of the Issuer's Common Stock at exercise price of $2.667, $4.613 and $3.333 per share. Such options were granted to Mr. Koffler pursuant to the Issuer's 1993 Stock Option Plan, 1993 Option Plan and certain non-plan options. Mr. Koffler elected to pay the exercise prices for such shares with 2,366 shares of the Issuer's Common Stock owned by him.

                                             Page 28 of 30 Pages

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  July 30, 1998

SC FUNDAMENTAL INC.                R.V. DOLPHIN PARTNERS, L.P.
                                   By: SC DOLPHIN, INC.,
                                       as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
----------------------------       -------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

THE SC FUNDAMENTAL VALUE FUND,     INSIGHT INVESTORS, L.P.
L.P.                               By: SIEGLER, COLLERY & CO.,
By: SC FUNDAMENTAL, LLC,           as General Partner
    as General Partner
                                   By: /s/ Peter M. Collery
By:  /s/ Peter M. Collery          ----------------------------
---------------------------        Neil H. Koffler as Attorney-
Neil H. Koffler as Attorney-       in-Fact for Peter M. Collery
in-Fact for Peter M. Collery       Vice President(1)
Vice President(1)


SC FUNDAMENTAL VALUE BVI, INC.     DOLPHIN PARTNERS II, L.P.
                                   By:  SC-DOLPHIN, INC.,
                                        as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
---------------------------        ---------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

/s/ Gary N. Siegler                SIEGLER, COLLERY & CO.
---------------------------        EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-       PROFIT SHARING PLAN
in-Fact for Gary N. Siegler(1)
                                   By: /s/ Peter M. Collery
                                   -------------------------
/s/ Peter M. Collery               Neil H. Koffler as Attorney
----------------------------       in-Fact for Peter M.
Neil H.  Koffler as Attorney-      Collery, Vice President(1)
in-Fact for Peter M. Collery(1)

                                             Page 29 of 30 Pages


ARENA-NRV INVESTORS, L.P.
By:  ARENA CAPITAL CORP.,
     as General Partner

By: /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


MOTORHOME PARTNERS, L.P.
By:  SIEGLER, COLLERY & CO.,
     as General Partner

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.

By:  /s/ Peter M. Collery           /s/ Curtis G. Macnguyen
-----------------------------      ----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for
Vice President(1)                  Curtis G. Macnguyen (2)

SC FUNDAMENTAL, LLC                THE GARY N. SIEGLER FOUNDATION

By:  SC FUNDAMENTAL INC.,          By:  /s/ Gary N. Siegler
as Manager                         ---------------------------
                                   Neil H. Koffler, as
By:  /s/ Peter M. Collery          Attorney-in-Fact for
--------------------------         Gary N. Siegler
Neil H. Koffler as Attorney-       President(1)
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 30 of 30 Pages


                                   ARENA CAPITAL CORP.
SC-BVI PARTNERS

By:  SC FUNDAMENTAL VALUE BVI,     By:  /s/ Peter M. Collery
     INC., as Managing General     _________________________
     Partner                       Neil H. Koffler as
By: /s/ Peter M. Collery           Attorney-in-Fact for Peter
----------------------------       M. Collery
Neil H. Koffler as Attorney-       Vice President(1)
in-Fact for Peter M. Collery
Vice President(1)
                                   SC-DOLPHIN, INC.
SC FUNDAMENTAL VALUE BVI, LTD.

BY:  SC FUNDAMENTAL VALUE          By:  /s/ Peter M. Collery
BVI, INC.,                         -------------------------
as Managing General Partner        Neil H. Koffler as
of Investment Manager              Attorney-in-Fact for
                                   Peter M. Collery
By:  /s/ Peter M. Collery          Vice President(1)
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)
                                   /s/ Neil H. Koffler
                                   ________________________
                                   Neil H. Koffler


(1) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

(2)  Executed by Neil H. Koffler as Attorney-in-Fact for Curtis
     G. Macnguyen. The Power of Attorney for Mr. Macnguyen was filed as Exhibit A to Amendment No. 13 to Schedule 13D relating to National R.V. Holdings, Inc. on May 14, 1998 and is hereby incorporated herein by reference.

124150